Exhibit 10.10

January 10, 2012

Mr. Michael MacMillan

The TJX Companies, Inc.

770 Cochituate Road

Framingham, MA 01701

Re: Assignment to NBC Attire, Inc.

Dear Mr. MacMillan:

In connection with the change in your responsibilities to Senior Executive Vice President, Group President, TJX Europe, the Employment Agreement between you and The TJX Companies, Inc. (“TJX”) dated January 28, 2011 (the “Employment Agreement”) is hereby assigned to and shall be an obligation of NBC Attire, Inc. (“NBC Attire”), a subsidiary of TJX, effective January 29, 2012 (the “Change Effective Date”). From and after the Change Effective Date, you will be employed by NBC Attire, not by TJX, and your duties and responsibilities shall include those specified from time to time by NBC Attire; such duties and responsibilities shall include your overseas assignment with TJX Europe (the “Assignment”) for the duration of such Assignment; and your obligations under the Employment Agreement with respect to the “Company” (as such term is used in the Employment Agreement and this letter agreement) and its affiliates shall be deemed to include, for the avoidance of doubt and without limitation, obligations with respect to TJX, NBC Attire and their respective affiliates; provided, for the avoidance of doubt, that neither the transfer of your employment from TJX to NBC Attire nor any assignment by NBC Attire (including the Assignment) shall constitute a termination of your employment under the Employment Agreement. From and after the Change Effective Date, references to TJX’s obligations to provide remuneration to you under the Employment Agreement shall be construed, as the context requires and subject to such limitations as TJX may reasonably determine, as an obligation by NBC Attire, without duplication, to provide such remuneration. Except as otherwise specified in this letter agreement, the provisions of the Employment Agreement remain unchanged. All initially capitalized terms used in this letter agreement (including Annex A hereto) shall, except as otherwise specified herein, have the meanings assigned to them in the Employment Agreement.

TJX, NBC Attire, and you all agree that the Employment Agreement shall be supplemented, clarified and amended by this letter agreement, as follows, effective from and after the Change Effective Date:

1.	The rate at which your Base Salary shall be paid under Section 3(a) of the Employment Agreement shall be $870,000 per year or such other rate (not less than $870,000 per year) as the Committee may determine after Committee review not less frequently than annually. During the Assignment, your Base Salary will be provided in accordance with the terms of TJX’s Long Term Assignment Policy (the “LTA Policy”), as such policy is amended and in effect from time to time.

2.	In respect of awards made on or after the Change Effective Date, references in the Employment Agreement to award levels commensurate with your position and responsibilities shall be construed to take into account your new position and responsibilities under the Assignment.

3.	While employed in the United Kingdom under the Assignment and while covered by the Employment Agreement, you will be entitled to receive twelve (12) months notice of any termination by the Company of your employment (save where the Company is entitled to terminate without notice). The first twelve (12) months of any salary continuation provided under Section 5 of the Employment Agreement in such event shall represent the Company’s obligation to pay you in lieu of that twelve (12) months notice period.

4.	For the avoidance of doubt, a Constructive Termination (as defined in subsection (j) of Exhibit A of the Employment Agreement) shall not include the Assignment or any relocation to TJX corporate headquarters. In addition, the “Company” for purposes of Exhibit A, subsection (f), clause (VII) of the Employment Agreement shall mean TJX (but not NBC Attire or other affiliates of TJX).

5.	In addition to the Release of Claims described in Section 12 of the Employment Agreement, you shall be required to execute a U.K.-based waiver of claims in the form provided by the Company as a condition to receiving the compensation and benefits described in such Section 12.

6.	Your undertakings under Section 8 of the Employment Agreement shall remain in full force and effect, including, without limitation, as to geographic scope and duration, and without regard to Annex A to this letter agreement (“Annex A”). In the event that your employment with the Company is terminated for any reason while you are employed under the Employment Agreement and during the Assignment, (1) the provisions of Annex A (which is incorporated herein by reference) shall apply in relation to remedies available to the Company within Europe including the United Kingdom, and (2) the provisions of Section 8 of the Employment Agreement shall apply in relation to remedies (including, without limitation, those set forth in Section 8(d) of the Employment Agreement) available to the Company outside of Europe. For the avoidance of doubt, each remedy set forth in such Section 8 shall, in all cases, be available to the Company notwithstanding Section 14 of the Employment Agreement.

7.	In connection with the Assignment, you will be entitled to twenty-eight (28) days of vacation and holidays (inclusive of public holidays) or, if greater, such number of days as would apply in the case of other senior executives of TJX. In addition, you will be eligible to receive Assignment-related compensation and benefits in accordance with and subject to the terms of the LTA Policy and TJX’s Tax Equalization Policy, in each case as amended and as in effect from time to time, and such other Assignment-related compensation and benefits (if any), as approved by the Committee.

If you agree with the foregoing, please so indicate by signing the enclosed copy of this letter agreement and returning it to Greg Flores at TJX, whereupon this letter agreement will take immediate effect.

THE TJX COMPANIES, INC.

By:	/s/ Carol Meyrowitz

Agreed as of the date first set forth above:

NBC ATTIRE, INC.

/s/ Michael MacMillan	By:	/s/ Jeffrey Naylor
Michael MacMillan

ANNEX A – AGREEMENT NOT TO SOLICIT OR COMPETE

(EUROPE INCLUDING UNITED KINGDOM)

This Annex A constitutes part of the letter agreement (the “Letter Agreement”) dated December 30, 2011 between Michael MacMillan (“Executive”), TJX, and NBC Attire. Any initially capitalized term used in this Annex A and not defined herein shall have the same meaning as used in the Letter Agreement (or, if not defined expressly in the Letter Agreement, as used in the Employment Agreement). For the avoidance of doubt, the provisions of this Annex A are separate from and in addition to the provisions of Section 8 of the Employment Agreement and shall not be construed as modifying such Section 8.

(a) During the Employment Period and for a period of twelve (12) months thereafter (the “Nonsolicitation Period”), Executive shall not, and shall not direct any other individual or entity to, directly or indirectly (including as a partner, shareholder, joint venturer or other investor) (i) hire, offer to hire, attempt to hire or assist in the hiring of, any protected person as an employee, director, consultant, advisor or other service provider, (ii) recommend any protected person for employment or other engagement with any person or entity other than TJX and its Subsidiaries, (iii) solicit for employment or other engagement any protected person, or seek to persuade, induce or encourage any protected person to discontinue employment or engagement with TJX or its Subsidiaries, or recommend to any protected person any employment or engagement other than with TJX or its Subsidiaries, (iv) accept services of any sort (whether for compensation or otherwise) from any protected person, or (v) participate with any other person or entity in any of the foregoing activities.

Any individual or entity to which Executive provides services (as an employee, director, consultant, advisor or otherwise) or in which Executive is a shareholder, member, partner, joint venturer or investor, excluding interests in the common stock of any publicly traded corporation of one percent (1%) or less, and any individual or entity that is affiliated with any such individual or entity, shall, for purposes of the preceding sentence, be irrebuttably presumed to have acted at the direction of Executive with respect to any “protected person” who worked with Executive at any time during the six months prior to termination of the Employment Period. A “protected person” is a person who at the time of termination of the Employment Period, or within six months prior thereto, is or was employed by TJX or any of its Subsidiaries either in a position of Assistant Vice President or higher, or in a salaried position in any merchandising group. As to (I) each “protected person” to whom the foregoing applies, (II) each subcategory of “protected person,” as defined above, (III) each limitation on (A) employment or other engagement, (B) solicitation and (C) unsolicited acceptance of services, of each “protected person” and (IV) each month of the period during which the provisions of this subsection (a) apply to each of the foregoing, the provisions set forth in this subsection (a) shall be deemed to be separate and independent agreements. In the event of unenforceability of any one or more such agreement(s), such unenforceable agreement(s) shall be deemed automatically reformed in order to allow for the greatest degree of enforceability authorized by law or, if no such reformation is possible, deleted from the provisions hereof entirely, and such reformation or deletion shall not affect the enforceability of any other provision of this subsection (a) or any other term of this Annex A or the Letter Agreement or the Employment Agreement.

(b) During the course of his employment, Executive will have learned vital trade secrets of TJX and its Subsidiaries and will have access to confidential and proprietary information and business plans of TJX and its Subsidiaries. Therefore, during the Employment Period and for a period of twelve (12) months thereafter (the “Noncompetition Period”), Executive will not, directly or indirectly, be a shareholder, member, partner, joint venturer or investor (disregarding in this connection passive ownership for investment purposes of common stock representing one percent (1%) or less of the voting power or value of any publicly traded corporation) in, serve as a director or manager of, be engaged in any employment, consulting, or fees-for-services relationship or arrangement with, or advise with respect to the organization or conduct of, or any investment in, any “competitive business” as hereinafter defined or any Person that engages in any “competitive business” as hereinafter defined, nor shall Executive undertake any planning to engage in any such activities; provided, however, that this restriction shall apply only in Europe including the United Kingdom. The term “competitive business” (i) shall mean any business (however organized or conducted, including, without limitation, an on-line, “ecommerce” or other internet-based business) that competes with a business in which TJX or any of its Subsidiaries was engaged, or in which TJX or any Subsidiary was planning to engage, at any time during the 12-month period immediately preceding the date on which the Employment Period ends, and (ii) shall conclusively be presumed to include, but shall not be limited to, (A) any business designated as a competitive business in the Committee Resolution, including, without limitation,

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an on-line, “ecommerce” or other internet-based business of any such business, and (B) any other off-price, promotional, or warehouse-club-type retail business, however organized or conducted (including, without limitation, an on-line, “ecommerce” or other internet-based business), that sells apparel, footwear, home fashions, home furnishings, jewelry, accessories, or any other category of merchandise sold by TJX or any of its Subsidiaries at the termination of the Employment Period. For purposes of this subsection (b), a “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than TJX or its Subsidiaries, and reference to any Person (the “first Person”) shall be deemed to include any other Person that controls, is controlled by or is under common control with the first Person. If, at any time, pursuant to action of any court, administrative, arbitral or governmental body or other tribunal, the operation of any part of this subsection shall be determined to be unlawful or otherwise unenforceable, then the coverage of this subsection shall be deemed to be reformed and restricted as to substantive reach, duration, geographic scope or otherwise, as the case may be, to the extent, and only to the extent, necessary to make this paragraph lawful and enforceable to the greatest extent possible in the particular jurisdiction in which such determination is made.

(c) Executive shall never use or disclose any confidential or proprietary information of TJX or its Subsidiaries other than as required by applicable law or during the Employment Period for the proper performance of Executive’s duties and responsibilities to TJX and its Subsidiaries. This restriction shall continue to apply after Executive’s employment terminates, regardless of the reason for such termination. All documents, records and files, in any media, relating to the business, present or otherwise, of TJX and its Subsidiaries and any copies (“Documents”), whether or not prepared by Executive, are the exclusive property of TJX and its Subsidiaries. Executive must diligently safeguard all Documents, and must surrender to TJX and its Subsidiaries at such time or times as TJX or a Subsidiary may specify all Documents then in Executive’s possession or control. In addition, upon termination of employment for any reason other than the death of Executive, Executive shall immediately return all Documents, and shall execute a certificate representing and warranting that he has returned all such Documents in Executive’s possession or under his control. This subsection (c) shall only bind Executive to the extent allowed by the applicable law of the jurisdiction in which enforcement is sought, and nothing in this subsection (c) shall prevent Executive from making a statutory disclosure.

(d) The financial and other consequences of a breach by Executive of Section 8 of the Employment Agreement (without regard to this Annex A) remain as per the Employment Agreement.

(e) Executive shall notify NBC Attire and TJX immediately upon securing employment or becoming self-employed at any time within the Noncompetition Period or the Nonsolicitation Period, and shall provide to TJX and its Subsidiaries such details concerning such employment or self-employment as either of them may reasonably request in order to ensure compliance with the terms hereof.

(f) Executive hereby advises TJX and its Subsidiaries that Executive has carefully read and considered all the terms and conditions of the Letter Agreement and this Annex A, including the restraints imposed on Executive under this Annex A, and agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the good will, confidential information and other legitimate business interests of TJX and its Subsidiaries, that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by them. Executive agrees that Executive will never assert, or permit to be asserted on his behalf, in any forum, any position contrary to the foregoing. Executive also acknowledges and agrees that, were Executive to breach any of the provisions of this Annex A, the harm to TJX and its Subsidiaries would be irreparable. Executive therefore agrees that, in the event of such a breach or threatened breach, TJX and its Subsidiaries shall, in addition to any other remedies available to it, have the right to obtain preliminary and permanent injunctive relief against any such breach or threatened breach without having to post bond, and will additionally be entitled to an award of attorney’s fees incurred in connection with enforcing its rights hereunder. Executive further agrees that, in the event that any provision of the Letter Agreement or this Annex A shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Finally, Executive agrees that the Nonsolicitation Period and the Noncompetition Period shall be tolled, and shall not run, during any period of time in which Executive is in violation of any of the terms of this Annex A, in order that TJX and its Subsidiaries shall have the agreed-upon temporal protection recited herein.

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(g) Executive agrees that if any of the restrictions in this Annex A is held to be void or ineffective for any reason but would be held to be valid and effective if part of its wording were deleted, that restriction shall apply with such deletions as may be necessary to make it valid and effective. The Executive further agrees that the restrictions contained in each subsection of this Annex A shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions.

(h) Executive expressly consents to be bound by the provisions of this Annex A for the benefit of TJX and its Subsidiaries, and any successor or permitted assign to whose employ Executive may be transferred, without the necessity that this Letter Agreement or the Employment Agreement be re-signed at the time of such transfer. Executive further agrees that no changes in the nature or scope of his employment with TJX and its Subsidiaries will operate to extinguish the terms and conditions set forth in Annex A, or otherwise require the parties to re-sign this Letter Agreement or the Employment Agreement.

(i) The provisions of this Annex A shall survive the termination of the Employment Period and the termination of the Employment Agreement, regardless of the reason or reasons therefor, and shall be binding on Executive regardless of any breach by TJX and its Subsidiaries of any other provision of the Letter Agreement or the Employment Agreement.

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